Exhibit 99.1

8503 Hilltop Drive, Ooltewah, TN 37363 Telephone (423) 238-4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-8464

FTI Consulting, Inc.
Mike Gaudreau millerind@fticonsulting.com

MILLER INDUSTRIES REPORTS 2025 FOURTH QUARTER AND FULL YEAR RESULTS

Completed Acquisition of Omars to Expand the Company’s European Footprint

Ended 2025 with More Than $150 Million in Global Military Commitments

Approved Significant Capacity Expansion at Ooltewah Facility to Support Future Growth

Board of Directors Approves 5% Increase in Dividend to $0.21 per Share

CHATTANOOGA, Tennessee, March 4, 2026/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (“Miller Industries” or the “Company”) today announced financial results for the fourth quarter and full year ended December 31, 2025, and provided updates on its global strategic initiatives.

Q4 2025 Financial Results vs. Q4 20241

●	Revenue: $171.2 million, a 22.9% decrease from $221.9 million
●	Gross Profit: $26.5 million, a 20.7% decrease from $33.5 million
●	Gross Margin: 15.5%, a 40 basis point increase from 15.1%
●	SG&A Expenses: $21.1 million, a 7.1% increase from $19.7 million
●	Net Income: $3.4 million, a 67.6% decrease from $10.5 million
●	Diluted EPS: $0.29 per share, a decrease of 67.6% from $0.91 per diluted share

Fourth Quarter Business Highlights

●	Completed the acquisition of Omars—S.p.A., a manufacturer of light-duty, medium-duty and heavy-duty recovery vehicles and car carriers based in Italy with a well-recognized European brand.
●	Continued the growth of the Company’s military production business; ended 2025 with $150 million in military commitments for heavy‑duty recovery products, with production beginning in 2027 and the majority of revenue expected in 2028 and 2029.
●	Investing in European production capability through the ongoing €8 million expansion of production at Jige – which is expected to double its heavy‑duty integration capacity – while investing in production efficiencies at Boniface for light- and heavy-duty units.
●	Began preparation for construction of a new manufacturing facility at the Company’s Ooltewah headquarters, which is expected to be production‑ready in late 2027 to significantly enhance North American production capacity and manufacturing support for the Company’s European operations and military production.

1 All comparisons are made to prior year period unless otherwise specified

“We are extremely proud of how our team executed throughout 2025,” said William G. Miller II, Chief Executive Officer. “From normalizing distributor inventory levels to strengthening our European footprint and preparing for major military programs, we enter 2026 with tremendous momentum.”

Miller continued, “Our manufacturing expansion in Ooltewah, combined with our European investments and disciplined financial approach, should position us to meet global demand, and continue delivering value to our shareholders for years to come.”

Ooltewah, TN Manufacturing Capacity Expansion

To support future growth, European needs and defense production commitments, Miller Industries announced that it is adding a new 200,000+ sq ft facility at its Ooltewah headquarters site, at a cost of approximately $100 million. As the Company expects to continue its strong cash generation, Miller Industries anticipates funding the majority of this expansion through operating cash flow over the next several years.

This expansion is intended to:

1.Increase Overall Production Capacity and Efficiency

●	With distributor inventories returning to historically average levels, production volumes are expected to rise meaningfully throughout the first and second quarters of 2026 and return to a steady level to meet retail deliveries.
●	The new facility will significantly expand output capacity to meet growing domestic and international demand, reduce lead times, and reinforce Miller Industries’ global leadership in heavy‑duty recovery vehicle technology.
●	In particular, the expansion will increase output capacity for heavy‑duty recovery units, which remain the Company’s largest global export.

2.Support European Demand Through U.S. Backfill, Integrated Capacity & Regional Expansion

●	U.S. production will continue to serve as a critical backbone for European demand with the addition of Omars, the expansion of Jige’s heavy‑duty integration, and production enhancements at the Company’s Boniface facility.
●	The combination of Jige expansion, Omars integration, and Boniface growth supported by U.S. backfill capability will help to ensure production stability, improved lead times, and a fully integrated supply strategy globally.

3.Prepare for Higher-Volume Global Military Production

●	With more than $150 million in military commitments secured and additional global RFQs underway, the new facility will be capable of supporting higher-volume global defense‑grade recovery vehicle production.
●	Military programs production is scheduled to begin in 2027 and accelerate into 2028 and 2029, requiring enhanced capacity, specialized equipment, and advanced production flow capabilities.

Return of Capital to Shareholders

The Company’s Board of Directors approved a quarterly cash dividend of $0.21, a 5% increase from the $0.20 dividend declared in the prior year period. The dividend is payable March 23, 2026, to shareholders of record as of March 16, 2026, and represents the sixty-first consecutive quarter that Miller Industries has paid a dividend. Additionally, Miller Industries repurchased approximately $2.2 million of stock during the fourth quarter of 2025, and paid $15.1 million in total dividends and share repurchases in 2025 as part of its commitment to driving shareholder value creation.

2026 Guidance and Production Outlook

The Company expects to generate $850 million to $900 million in revenue for the full year 2026.

With distributor inventories returning to historical average levels during 2025, Miller Industries expects 2026 production volumes to begin at approximately fourth quarter 2025 levels, with manufacturing activity increasing throughout the first and second quarters. Production volumes are expected to meet retail activity levels in the third and fourth quarter of 2026, with revenue approaching $250 million per quarter by the second half of 2026. As product shifts to a historical percentage of manufactured product and chassis, gross margins are expected to return to historical levels in the mid‑13% range for the full year of 2026.

The statements in the 2026 guidance and production outlook provided above are forward looking. Actual results may differ materially. See our cautionary note regarding “forward-looking statements” below.

Conference Call

The Company will host a conference call, which will be simultaneously broadcast live over the Internet. The call is scheduled for tomorrow, March 5, 2026, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through the following link:

https://app.webinar.net/9AXVJwqopwz

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through Thursday, March 19, 2026. The replay number is 1-844-512-2921, Passcode 1167594.

About Miller Industries, Inc.

Miller Industries is The World’s Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Omars™, Titan® and Eagle®.

Forward-Looking Statements

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may”, “will”, “should”, “could”, “continue”, “future”, “potential”, “believe”, “project”, “plan”, “intend”, “seek”, “estimate”, “predict”, “expect”, “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology and include, without limitation, any statements relating to our 2026 guidance and expected production levels (including under the heading “2026 Guidance and Production Outlook”), the growth and effect of the drivers of our long-term business performance, our future production capacity expansion plans (including the timing thereof and anticipated impact on our business), future customer demand levels, our priorities relating to capital allocation, and any potential upside from pending military contracts and their potential effect on revenue and earnings growth. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: our dependence upon outside suppliers for component parts, chassis and raw materials, including aluminum, steel, and petroleum-related products leaves us subject to changes in price and availability, the cadence and quantity of deliveries from our suppliers, and delays in receiving supplies of such materials, component parts or chassis; our customers’ and towing operators’ access to capital and credit to fund purchases; the implementation of new or increased tariffs and any resulting trade wars and any resulting macroeconomic uncertainty; the rising costs of equipment ownership, including continuing increases in insurance premiums and elevated interest rates that have added cost pressures to our end users, and fluctuations in the value of used trucks; macroeconomic trends, availability of financing, and changing interest rates; our customers’ ability to fund purchases of our products; various international political, economic and other uncertainties, including as a result of changes to trade policies, and new or ongoing military conflicts in the Middle East and Ukraine; increases in the cost of skilled labor; risks relating to our indebtedness, including our ability to maintain compliance with the covenants in our credit facility; special risks from our sales to U.S. and other governmental entities through prime contractors; the cyclical nature of our industry and changes in consumer confidence and in economic conditions in general; changes in fuel and other transportation costs, insurance costs and weather conditions; competition in our industry and our ability to attract or retain customers; changes in government regulations, including environmental and health and safety regulations; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; changes in the tax regimes and related government policies and regulations in the countries in which we operate; our dependence on the continued participation and level of service of our numerous independent distributors; the catastrophic loss of one of our manufacturing facilities; risks relating to acquisitions; environmental and health and safety liabilities and requirements; failure to comply with domestic and foreign anti-corruption laws; loss of the services of our key executives; the effects of regulations relating to conflict minerals; product warranty or product liability claims in excess of our insurance coverage; potential recalls of components or parts manufactured for us by suppliers or potential recalls of defective products; an inability to acquire insurance at commercially reasonable rates; fluctuations of our stock price and involvement with activist shareholders; a disruption in, or breach in security of, our information technology systems or any violation of data protection laws; risks related to our use of artificial intelligence, including generative artificial intelligence and machine learning; and those other risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent Quarterly Reports on Form 10-Q, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

MILLER INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
	2025	2024	Change	2025	2024	Change
NET SALES	$171,168	$221,907	(22.9)%	$790,271	$1,257,500	(37.2)%

COST OF OPERATIONS	144,637	188,449	(23.2)%	669,879	1,086,695	(38.4)%

GROSS PROFIT	26,532	33,458	(20.7)%	120,392	170,805	(29.5)%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	21,071	19,680	7.1%	88,983	86,322	3.1%

NON-OPERATING (INCOME) EXPENSES:
Interest Expense, Net	178	384	(53.6)%	660	3,928	(83.2)%

Other (Income) Expense, Net	249	766	67.5%	(745)	425	275.3%

Total Expense, Net	21,498	20,830	3.2%	88,898	90,675	(2.0)%

INCOME BEFORE INCOME TAXES	5,033	12,628	(60.1)%	31,494	80,130	(60.7)%

INCOME TAX PROVISION	1,623	2,096	(22.5)%	8,480	16,636	(49.0)%

NET INCOME	$3,410	$10,532	(67.6)%	$23,014	$63,494	(63.8)%

BASIC INCOME PER SHARE OF COMMON STOCK	$0.30	$0.92	(67.5)%	$2.01	$5.55	(63.8)%

DILUTED INCOME PER SHARE OF COMMON STOCK	$0.29	$0.91	(67.6)%	$1.98	$5.47	(63.8)%

CASH DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$0.20	$0.19	5.3%	$0.80	$0.76	5.3%

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	11,419	11,439	(0.2)%	11,447	11,450	0.0%
Diluted	11,572	11,601	(0.2)%	11,615	11,602	0.1%

MILLER INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$44,682	$24,337
Accounts receivable, net of allowance for credit losses of $1,876 and $1,850 as of December 31, 2025 and December 31, 2024, respectively	198,261	313,413
Inventories, net	184,231	186,169
Prepaid expenses	12,409	5,847
Total current assets	439,583	529,766
NON-CURRENT ASSETS:
Property, plant and equipment, net	123,808	115,979
Right-of-use assets - operating leases	276	545
Goodwill	20,073	19,998
Other assets	5,927	727
TOTAL ASSETS	$589,667	$667,015

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$2,246	$—
Accounts payable	78,548	145,853
Accrued liabilities	55,602	51,702
Current portion of operating lease obligation	176	318
Total current liabilities	136,572	197,873
NON-CURRENT LIABILITIES:
Long-term obligations	31,055	65,000
Non-current portion of operating lease obligation	100	227
Deferred income tax liabilities	1,370	2,885
Total liabilities	169,097	265,985

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.01 par value per share:
Authorized – 5,000,000 shares, Issued and outstanding – none	—	—
Common stock, $0.01 par value per share:
Authorized – 100,000,000 shares, Issued and outstanding – 11,371,730 and 11,439,292 shares as of December 31, 2025 and December 31, 2024, respectively	114	114
Additional paid-in capital	153,046	153,704
Retained earnings	268,798	254,938
Accumulated other comprehensive loss	(1,388)	(7,726)
Total shareholders’ equity	420,570	401,030
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$589,667	$667,015